Exhibit 99.1

COMPENSATION
COMMITTEE CHARTER
As Approved September 20, 2012

Compensation Committee Role

The Board of Directors of Independent Bank Corp. (the “Company”) has appointed a Compensation Committee to assist with:

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The Board’s decision-making as to the compensation paid to the Chief Executive Officer (“CEO”) and the other individuals identified in the Company’s Securities and Exchange Commission filings as executive officers ( the “SEC Executive Officers”) of the Company and/or the Company’s wholly-owned bank subsidiary Rockland Trust Company (“Rockland Trust”);

•	The compensation plans, policies, and programs of the Company and of Rockland Trust established by the Board for the CEO and the SEC Executive Officers; and, with

•	The design and development, for Board approval, of equity compensation plans.

The Board has also delegated to the Compensation Committee authority and responsibility to act on its behalf as described below.

The Board has approved this Charter to outline the Compensation Committee’s role and duties.

Compensation Committee Responsibilities

The responsibilities of the Compensation Committee include:

•Reviewing, on at least an annual basis, and submitting recommendations to the Board for its approval with respect to, the CEO’s compensation. The Board as a whole shall evaluate, at least twice a year, the CEO's performance. The CEO shall not participate in any deliberations by the Compensation Committee or approvals by the Board with respect to CEO compensation.

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•Reviewing, on at least an annual basis, and submitting recommendations to the Board for its approval with respect to, the compensation of the SEC Executive Officers. In making its recommendations to the Board the Compensation Committee may take the CEO's recommendations as to the compensation of the SEC Executive Officers into account. The CEO shall be responsible for evaluating the performance of the SEC Executive Officers and reporting those evaluations to the Compensation Committee and to the Board. While the CEO may participate in any deliberations by the Compensation Committee or the Board with respect to the compensation of the SEC Executive Officers, the CEO shall not as a director vote upon the compensation of SEC Executive Officers.

•Reviewing periodically, as and when appropriate, the following as they affect the CEO and the SEC Executive Officers and submitting recommendations to the Board for its approval with respect to: (a) incentive awards and opportunities, including cash-based and equity-based awards and opportunities; (b) employment agreements and severance agreements; (c) change-in-control agreements and change in control provisions affecting any elements of compensation and benefits; and, (d) any special or supplemental compensation and benefits for the CEO and the SEC Executive Officers, including supplemental retirement benefits and any other material perquisites provided to them.

•Awarding of equity compensation to individuals other than the CEO and the SEC Executive Officers and the administration of equity compensation plans.

•Designing and developing periodically for Board approval, as and when appropriate, equity compensation plans.

•Reviewing and discussing the Compensation Discussion and Analysis which is required to be included in the Company’s proxy statement and annual report on Form 10-K with management and determining whether to approve inclusion of the Compensation Discussion and Analysis in the proxy statement and annual report on Form 10-K.

•Approving the Compensation Committee Report for inclusion in the Company’s proxy statement.

•Receiving periodic reports on the compensation, retirement, and benefits programs of the Company and/or Rockland Trust as they affect all employees.

•Making regular reports to the Board on its activities.

Compensation Committee Membership

The Compensation Committee shall consist of no fewer than three members. All members of the Compensation Committee shall satisfy NASDAQ director independence standards.

At least two members of the Compensation Committee shall also qualify as “outside” directors within the meaning of Internal Revenue Code § 162(m) and as “non-employee”

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directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Meetings

The Compensation Committee shall meet as often as necessary to carry out its responsibilities. The Chairman shall preside at each meeting. In the event that the Chairman is not present, the Compensation Committee members present shall appoint one of its members to serve as the acting chair of the meeting.

Directors appointed to the Compensation Committee are expected to attend all regularly scheduled meetings. Directors appointed to the Compensation Committee are also expected to strive to attend any additional special meetings which are held.

Access to Advisers

The Compensation Committee shall have the right at any time to retain and terminate advisers to assist it in the performance of its duties and shall have sole authority to approve the advisers’ fees and other terms and conditions of the advisers’ retention.

Scope of CEO Compensation Decision-Making Authority

Except as may be expressly set forth in this Charter, the Board and the Compensation Committee does not intend to circumscribe the CEO’s compensation decision-making authority. The CEO, therefore, retains full compensation decision-making authority with respect to:

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All compensation (other than equity compensation) paid or awarded to officers and employees of the Company and of Rockland Trust (including any officers or employees of the Company and of Rockland Trust who report to the CEO but are not designated as SEC Executive Officers), excepting only the CEO and the SEC Executive Officers.

•The creation, implementation, and making of payments under compensation, retirement, and benefits programs for officers and employees of the Company and of Rockland Trust (except for programs that affect only the CEO and/or the SEC Executive Officers and equity compensation), including (a) cash incentive awards and opportunities; (b) employment agreements and severance agreements; (c) change-in-control agreements and change in control provisions affecting any elements of compensation and benefits; and, (d) health and/or retirement benefits; any, (e) any special or supplemental compensation and benefits.

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The hiring and any termination of employment for all officers and employees of the Company and of Rockland Trust, including SEC Executive Officers. The CEO, however, shall notify the Compensation Committee as soon as reasonably possible regarding any decisions made by the CEO with respect to the hiring or termination of any SEC Executive Officer.

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The CEO may, if he chooses to do so, notify the Compensation Committee of, and ask the Compensation Committee to ratify, any of his decisions with respect to matters within his compensation decision-making authority.

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